Exhibit 3.1

FINAL COPY

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

VIMICRO INTERNATIONAL CORPORATION

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

VIMICRO INTERNATIONAL CORPORATION

1	The name of the Company is Vimicro International Corporation.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2003 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 484,352,868 Ordinary Shares of a par value of US$0.0001 each and 15,647,132 Series A Convertible Preferred Shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

VIMICRO INTERNATIONAL CORPORATION

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

	“Additional Series A Investors”	shall have the meaning ascribed to it in Schedule A.

	“Additional Series A Shareholders”	means the Other Series A Investors and Additional Series A Investors and any Permitted Transferee thereof to whom Shares are transferred in accordance with Article 17(b) of these Articles, and the term “Additional Series A Shareholder” shall mean any such Person.

	“Affiliates”	shall have the meaning ascribed to it in Schedule A.

	“Articles”	means these articles of association of the Company, including for the avoidance of doubt Schedule A hereto.

	“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

	“Capital Stock”	shall have the meaning ascribed to it in Schedule A.

	“Company”	means the above named company.

	“Company Option Period”	shall have the meaning ascribed to it in Article 18(a)(ii).

	“Contract Date”	shall have the meaning ascribed to it in Article 18(a)(v).

“Controlling Series A Shareholder”	means (i) the General Atlantic Shareholders so long as the General Atlantic Shareholders, as a group, own a majority of the outstanding Series A Convertible Preferred Shares and (ii) if the General Atlantic Shareholders own less than a majority of the outstanding Series A Convertible Preferred Shares, the Member which, together with its Affiliates, owns the largest number of the outstanding Series A Convertible Preferred Shares.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Drag-Along Sellers”	shall have the meaning ascribed to it in Article 18(a)(vii)(1).

“Drag Transaction”	shall have the meaning ascribed to it in Article 18(a)(vii)(1).

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Excess New Securities”	shall have the meaning ascribed to it in Article 7(c)(i).

“Excess Offered Securities”	shall have the meaning ascribed to it in Article 18(a)(iii)(1).

“Exempt Issuances”	shall have the meaning ascribed to it in Article 7(b).

“Fair Value”	shall have the meaning ascribed to it in Article 18(b)(ii).

“Family Members”	shall have the meaning ascribed to it in Article 17(c).

“GapStar”	shall have the meaning ascribed to it in Schedule A.

“General Atlantic Shareholders”	shall have the meaning ascribed to it in Schedule A.

“Involuntary Transfer”	means any transfer, proceeding or action by or in which a Member shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, as amended, or similar laws or regulations of any jurisdiction) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee”	shall the meaning ascribed to it in Article 18(b)(i).

“Liens”	shall have the meaning ascribed to it in Schedule A.

“Major Investors”	shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Major Shareholders”	means the Major Investors and any Permitted Transferee thereof to whom Shares are transferred in accordance with Article 17(b) of these Articles, and the term “Major Shareholder” means any such Person.

“Member”	means any shareholder of the Company from time to time.

“Memorandum”	means the memorandum of association of the Company.

“Minor Shareholders”	shall have the meaning ascribed to it in the Shareholders’ Agreement.

“New Issuance Notice”	has the meaning ascribed to it in Article 7(b).

“New Securities”	has the meaning ascribed to it in Article 7(b).

“Offered Securities”	has the meaning ascribed to it in Article 18(a)(i).

“Offering Notice”	has the meaning ascribed to it in Article 18(a)(i).

“Offer Price”	has the meaning ascribed to it in Article 18(a)(i).

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles.

“Ordinary Shares”	means Ordinary Shares of a par value of US$0.0001 each in the capital of the Company and having the rights as provided in these Articles.

“Ordinary Share Equivalent”	shall have the meaning ascribed to it in Schedule A.

“Other Series A Investors”	shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Permitted Transferee”	shall have the meaning ascribed to it in Article 17(c).

“Preemptive Rightholder(s)”	shall have the meaning ascribed to it in Article 7(b).

“Proportionate Percentage”	shall have the meaning ascribed to it in Article 7(c)(i).

“Proposed Price”	shall have the meaning ascribed to it in Article 7(b).

“Qualified Initial Public Offering”	shall have the meaning ascribed to it in Schedule A.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Rightholder(s)”	shall have the meaning ascribed to it in Article 18(a)(iii)(1).

“Rightholder Option Period”	shall have the meaning ascribed to it in Article 18(a)(iii)(1).

“Sale Transaction”	shall have the meaning ascribed to it in Schedule A.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Selling Shareholder”	shall have the meaning ascribed to it in Article 18(a)

“Series A Convertible Preferred Shares”	means series A convertible preferred shares of a par value of US$0.0001 each in the capital of the Company and having the rights as provided in these Articles.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Share Option Plan”	shall have the meaning ascribed to it in Schedule A.

“Shareholders’ Agreement”	means the shareholders’ agreement in respect of the Company dated August [ ], 2004 among the persons named therein.

“Special Resolution”	means: (a) a resolution that has been passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolutions as a Special Resolution has been duly given; or (b) a resolution that has been approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members aforesaid, and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute”	means the Companies Law (2003 Revision) of the Cayman Islands.

“Subject Purchaser”	shall have the meaning ascribed to it in Article 7(b).

“Subsidiary”	shall have the meaning ascribed to it in Schedule A.

“Tag-Along Rightholder”	shall have the meaning ascribed to it in Article 18(a)(vi)(1).

“Third Party Purchaser”	shall have the meaning ascribed to it in Article 18(a)(i).

“Transferred Shares”	shall have the meaning ascribed to it in Article 18(b)(i).

2.	In these Articles:

(a)	any reference to these Articles shall include a reference to Schedule A to these Articles;

(b)	capitalized terms defined in Schedule A that are not otherwise defined in Articles 1 through 155 of these Articles bear the meaning given to them in Schedule A;

(c)	words importing the singular number include the plural number and vice-versa;

(d)	words importing the masculine gender include the feminine gender;

(e)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(i)	in these Articles Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5.	The Ordinary Shares shall have the following rights:

(a)	as to voting: the holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company;

(b)	as to capital: an Ordinary Share shall confer upon the holder thereof the right in a winding-up to participate in the assets available for distribution as provided for in these Articles; and

(c)	as to income: the Ordinary Shares shall confer on the holders thereof the right to receive Dividends as provided for in these Articles.

6.	In addition to the rights and preferences set forth in Schedule A, the Series A Convertible Preferred Shares shall also have the following rights:

(a)	as to voting: the holder of a Series A Convertible Preferred Share have the right, in the same manner as holders of Ordinary Shares, to receive notice of, attend and vote at any general meeting of the Company. Each holder present in person or by proxy or (being a corporation) by a representative, is entitled to exercise the number of votes which he would have been entitled to exercise if all the Series A Preferred Shares held by him had been converted into Ordinary Shares immediately before the time the relevant resolution is voted upon at the relevant general meeting at the conversion rate then applicable;

(b)	as to capital: each Series A Convertible Preferred Share shall confer upon the holder thereof the right in a winding-up to participate in the assets available for distribution as provided for in these Articles including without limitation Article 4 of Schedule A; and

(c)	as to income: each Series A Convertible Preferred Share shall confer on the holder thereof the right to receive Dividends as provided for in these Articles including without limitation Article 3 of Schedule A.

7.	(a)	Subject to the provisions of these Articles, including without limitation Article 6(c) of Schedule A, and the Memorandum and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper.

(b)	Offering Notice. Except for (i) any issuance of restricted stock and options to purchase Ordinary Shares which may be issued pursuant to the Share Option Plan or any broad-based stock option or incentive plan for employees, officers and directors approved by the Board of Directors (which approval shall include the affirmative vote of the Series A Director), (ii) any issuance of Capital Stock of the Company: (1) issued in connection with any share Dividend, subdivision, combination or reclassification of Capital Stock or (2) upon exercise, conversion or exchange of any Ordinary Share Equivalent (x) then outstanding or (y) issued in accordance with the terms of these Articles, (3) up to 82,147,440 Ordinary Shares to be issued in accordance with the terms of the Reorganization Agreement, (4) up to 429,982 Series A Preferred Shares to be issued pursuant to the Additional Placement, (5) any issuance of Ordinary Shares upon the conversion of the Series A Preferred Shares, (6) Capital Stock of the Company issued in consideration of an acquisition, approved by the Board of Directors in accordance with the terms of these Articles, by the Company or any of its Subsidiaries of another Person or any Assets of another Person, (7) Ordinary Shares issued in a Qualified Initial Public Offering, and (8) Capital Stock of the Company issued in connection with a strategic partnership or joint venture (other than a Sale Transaction) that has been approved by the Board of Directors and is not a private equity, venture capital or similar financing, ((1)-(8) being referred to collectively as “Exempt Issuances”), if the Company wishes to issue any Capital Stock or Ordinary Share Equivalents (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then the Company shall offer such New Securities first to each of the General Atlantic Shareholders, the Additional Series A Shareholders and the Major Shareholders (each, a “Preemptive Rightholder” and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the “Proposed Price”). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Article 7(c) shall have been waived or shall have expired.

(c)	Preemptive Rights; Exercise.

(i)	For a period of twenty (20) days after the giving of the New Issuance Notice pursuant to Article 7(b), each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Article 7(c) by (y) the total number of Shares owned by all of the Preemptive Rightholders exercising their rights under this Article 7(c) (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase New Securities shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Article 7(c)(i), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities. Any of the General Atlantic Shareholders and any of the Additional Series A Shareholders may assign to any of its Affiliates all or any portion of its rights as a Preemptive Rightholder pursuant to this Article 7(c).

(ii)	The right of each Preemptive Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in Article 7(c)(i) above, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Article 7(c)(i). The failure of a Preemptive Rightholder to respond within such 20 day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Article 7(c)(i), provided that each Preemptive Rightholder may waive its rights under Article 7(c)(i) prior to the expiration of such 20 day period by giving written notice to the Company.

(d)	Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Article 7(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on (i) the 45th day after the giving of the New Issuance Notice pursuant to Article 7(b), if the Preemptive Rightholders elect to purchase all of the New Securities under Article 7(c), (ii) the date of the closing of the sale to the Subject Purchaser made pursuant to Article 7(e) if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Article 7(c) or (iii) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him or it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e)	Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Article 7(c) on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days following the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase New Securities pursuant to Article 7(c), and (ii) the expiration of the 20 day period referred to in Article 7(c). If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with Articles 7(b) to (d). The closing of any issuance and purchase pursuant to this Article 7(e) shall be held at a time and place as the parties to the transaction may agree within such 90 day period.

8.	The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

9.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed fifteen days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least five days immediately preceding the meeting.

11.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other proper purpose.

12.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine, provided that all share certificates shall bear legends substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR UPON DELIVERY OF AN OPINION FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

14.	Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

16.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17	(a)	Shares are transferable subject to the provisions of this Article 17 and Article 18.

(b)	Limitation on Transfer. No Member shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of these Articles, including, without limitation, Article 17(e). Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio. Any such transfer not made in accordance with these Articles shall not be recorded in the books of the Company and shall not be recognized by the Company.

(c)	Permitted Transfers. Notwithstanding anything to the contrary contained in these Articles, but subject to Articles 17(b), (d) and (e), at any time, (i) each of the Additional Series A Shareholders and Major Shareholders who is an individual may transfer all or a portion of his Shares to or among (1) a member of such Additional Series A Shareholder’s or Major Shareholder’s immediate family, which shall include his spouse, parents, siblings, children or grandchildren (“Family Members”) or (2) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Additional Series A Shareholder or Major Shareholder or one or more Family Members of such Additional Series A Shareholder or Major Shareholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no Person other than such Additional Series A Shareholder or Major Shareholder or one or more Family Members of such Additional Series A Shareholder or Major Shareholder may be or may become beneficiaries, Shareholders, limited or general partners or members thereof and (ii) (1) each of the General Atlantic Shareholders and Additional Series A Shareholders who are not individuals may transfer all or a portion of its Shares to any of its Affiliates and (2) GapStar may pledge and grant a security interest in all or any portion of its Shares to a financial institution to secure certain obligations to such financial institution (the Persons referred to in the preceding clauses (i) and (ii) are each referred to hereinafter as a “Permitted Transferee”). A Permitted Transferee of Shares pursuant to this Article 17(c) may transfer its Shares pursuant to this Article 17(c) only to the transferor Member or to a Person that is a Permitted Transferee of such transferor Member. No Member shall avoid the provisions of these Articles by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any transfer or attempted transfer in violation of this Article shall be null and void ab initio.

(d)	Permitted Transfer Procedures. If any Member wishes to transfer Shares (other than a pledge by GapStar) to a Permitted Transferee under Article 17(c) such Member shall give notice to the Company of its intention to make such a transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Member, and the number of Shares proposed to be transferred to such Permitted Transferee.

(e)	Transfers in Compliance with Law. Notwithstanding any other provision of these Articles, no transfer may be made pursuant to this Article 17 or Article 18 unless (i) the transferee (other than a financial institution in the case of a pledge by GapStar) has agreed in writing to be bound by the terms and conditions of the Shareholders’ Agreement, (ii) the transfer complies in all respects with the applicable provisions of the Shareholders’ Agreement and (iii) the transfer complies in all respects with applicable foreign, federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company, an opinion of counsel to such transferring Member shall be supplied to the Company, at such transferring Member’s expense, to the effect that such transfer complies with the applicable federal and state securities laws.

18.	(a) Proposed Voluntary Transfer.

(i)	Subject to Article 17, if any Member (a “Selling Shareholder”) wishes to transfer all or any portion of its or his Shares to any Person (other than to a Permitted Transferee) (a “Third Party Purchaser”), such Selling Shareholder shall offer such Shares first to the Company, by sending written notice (an “Offering Notice”) to the Company, which shall state (a) the number of Shares proposed to be transferred (the “Offered Securities”); (b) the proposed purchase price per Share for the Offered Securities (the “Offer Price”); and (c) the terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired. The Company shall promptly deliver a copy of the Offering Notice to each of the General Atlantic Shareholders and the Major Shareholders.

(ii)	Company Option; Exercise. For a period of thirty (30) days after the giving of the Offering Notice pursuant to Article 18(a)(i) (the “Company Option Period”), the Company shall have the right (the “Company Option”) but not the obligation to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any or all of the Offered Securities under this Article 18(a)(ii) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Shareholder, with a copy to the General Atlantic Shareholders, which notice shall state the number of Offered Securities proposed to be purchased by the Company. The failure of the Company to respond within the Company Option Period shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this Article 18(a)(ii) prior to the expiration of the Company Option Period by giving written notice to the Selling Shareholder, with a copy to the General Atlantic Shareholders.

(iii)	Rightholder Option; Exercise.

(1)	If the Company does not elect to purchase all of the Offered Securities prior to the expiration of the Company Option Period, then for a period of thirty (30) days after the earlier to occur of (aa) the expiration of the Company Option Period and (bb) the date upon which the Selling Shareholder shall have received written notice from the Company of its exercise of the Company Option pursuant to Article 18(a)(ii) or its waiver thereof (the “Rightholder Option Period”), each of the General Atlantic Shareholders and the Major Shareholders (who, in each case, is not a Selling Shareholder) (for the purpose of Article 18(a), each, a “Rightholder” and collectively, the “Rightholders”) shall have the right to purchase all, but not less than all, of the remaining Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice.

Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (aa) the total number of Shares then owned by such Rightholder by (bb) the total number of Shares then owned by all such Rightholders. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Article 18(a)(iii), the “Excess Offered Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders who elected to purchase Offered Securities. The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Offered Securities. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Article 18(a)(ii) and/or this Article, 18(a)(iii), then the Selling Shareholder may, subject to Article 18(a)(vi), sell the Offered Securities to a Third Party Purchaser in accordance with Article 18(a)(v). Any of the General Atlantic Shareholders may assign to any of its Affiliates all or any portion of its rights as a Rightholder pursuant to this Article 18(a)(iii)(1).

(2)	The right of each Rightholder to purchase all of the remaining Offered Securities under Article 18(a)(iii)(1) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period, to the Selling Shareholder with a copy to the Company. Each such notice shall state (aa) the number of Shares held by such Rightholder and (bb) the number of Shares that such Rightholder is willing to purchase pursuant to this Article 18(a)(iii). The failure of a Rightholder to respond within the Rightholder Option Period to the Selling Shareholder shall be deemed to be a waiver of such Rightholder’s rights under Article 18(a)(iii)(1) above, provided that each Rightholder may waive its rights under Article 18(a)(iii)(2) above prior to the expiration of the Rightholder Option Period by giving written notice to the Selling Shareholder, with a copy to the Company.

(iv)	Closing. The closing of the purchases of Offered Securities subscribed for by the Company under Article 18(a)(ii) and/or the Rightholders under Article 18(a)(iii) shall be held at the executive office of the Company at 11:00 a.m., local time, on the 75th day after the giving of the Offering Notice pursuant to Article 18(a)(i) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it or him. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(v)	Sale to a Third Party Purchaser. Unless the Company and/or the Rightholders elect to purchase all, but not less than all, of the Offered Securities under Articles 18(a)(ii) and (iii), the Selling Shareholder may, subject to Article 18(a)(vi), sell all, but not less than all, the Offered Securities to a Third Party Purchaser on the terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days after the earlier to occur of (aa) the waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and (bb) the expiration of the Rightholder Option Period (the “Contract Date”); and provided further, that such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights and obligations of the Company and the Members contained in the Shareholders’ Agreement and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to the Shareholders’ Agreement and shall agree to be bound by the terms and conditions thereof. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Shareholder without again offering the same to the Company and the Rightholders in accordance with this Article 18(a).

(vi)	Tag-Along Rights.

(1)	If a Member is transferring Offered Securities to a Third Party Purchaser pursuant to Article 18(a)(v), then each of the General Atlantic Shareholders, the Additional Series A Shareholders and the Major Shareholders (other than the Selling Shareholder) (each, a “Tag-Along Rightholder”) shall have the right to sell to such Third Party Purchaser, upon the terms set forth in the Offering Notice, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (aa) the total number of Shares then owned by such Tag-Along Rightholder by (bb) the sum of (x) the total number of Shares then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Article 18(a)(vi) and (y) the total number of Shares then owned by the Selling Shareholder. The Selling Shareholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Article 18(a)(vi) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Tag Along Rightholder(s) pursuant to this Article 18(a)(vi)(1), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Shareholder shall be reduced accordingly.

(2)	The Selling Shareholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Article 18(a)(vi), at least fifteen (15) days prior to the proposed consummation of such sale, setting forth the name of such Selling Shareholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and any other material terms and conditions of payment offered by such Third Party Purchaser, the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Article 18(a)(vi)(1)), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Article 18(a)(vi) and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Article 18(a)(vi) must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Shareholder indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Article 18(a)(vi) prior to the expiration of such 10 day period by giving written notice to the Selling Shareholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Article 18(a)(vi). If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Article 18(a)(vi)(2), then the Selling Shareholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

(3)	The closing of any sale of Shares under this Article 18(a)(vi) shall take place at the same time and place as the closing of the sale of Shares by the Selling Shareholder to the Third Party Purchaser pursuant to Article 18(a)(v) or at such other time and place as the parties to the transaction may agree. At such closing, if required by the definitive agreements governing such sale, the Tag-Along Rightholder shall deliver certificates representing the Shares being sold, duly endorsed for transfer, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the Third Party Purchaser) and the Tag-Along Rightholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Shares. At the closing, the Third Party Purchaser or a paying agent (if so provided in the definitive agreements governing such sale) shall deliver to the Tag-Along Rightholder payment in full in immediately available funds for the Shares purchased by the Third Party Purchaser. Notwithstanding anything to the contrary, none of the Tag-Along Rightholders shall be obligated to make any representations, warranties, covenants or indemnities with respect to the business of the Company or any Subsidiary thereof in any document delivered in connection with such transfer. The consideration paid to the Tag-Along Rightholder shall be in the same form, proportion (if the consideration is a combination of both cash and securities) and amount per Share and have the same rights as the consideration paid by the Third Party Purchaser to the Selling Shareholder, unless such sale of Shares is pursuant to a Sale Transaction, in which case, (aa) the consideration paid with respect to any Series A Convertible Preferred Shares shall be in the form and amount per Share determined and calculated based upon the rights and preferences of the Series A Convertible Preferred Shares in the event of a Sale Transaction as set forth in these Articles, and nothing in these Articles shall in any way limit or derogate from the rights and preferences of the Series A Convertible Preferred Shares in connection with a Sale Transaction and (bb) as a result of rights and preferences of the Series A Convertible Preferred Shares in the event of a Sale Transaction as set forth in these Articles, the consideration paid with respect to the Series A Convertible Preferred Shares may have rights superior to the rights of the consideration paid by the Third Party Purchaser with respect to other Capital Stock of the Company.

(vii)	Drag-Along Rights.

(1)	In the event that (x) the Company receives a bona fide written offer from a Person to consummate a Sale Transaction (the “Drag Transaction”) and (y) such Drag Transaction is approved by both (A) a resolution or written consent of the holders of a majority of the Ordinary Shares and (B) a resolution or written consent of the holders of a majority of the Series A Convertible Preferred Shares, then the Company shall send written notice to the Members (the “Drag-Along Sellers”) notifying them they will be required to sell all (but not less than all) of their Shares in such Drag Transaction on the terms and conditions thereof.

Each Drag-Along Seller shall be obligated to (i) sell all of its Shares in the Drag Transaction on the terms and conditions thereof and (ii) otherwise take all necessary action to cause the consummation of such Drag Transaction, including voting its Shares in favor of such Drag Transaction at any regular or special meeting of the shareholders of the Company or in any written consent in lieu of such meeting and not exercising any appraisal or dissenting rights in connection therewith, and executing documents that are reasonable and appropriate in connection with the consummation of the Drag Transaction as may reasonably be requested by the Company.

(2)	At the closing of the Drag Transaction, (x) if required by the definitive agreements governing such Drag Transaction, the Members shall deliver certificates representing the Shares being sold, duly endorsed for transfer, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Members shall so represent and warrant, and shall further represent and warrant that they are the sole beneficial and record owner of such Shares, (y) the purchaser in such Drag Transaction or a paying agent (if so provided in the definitive agreements governing such Drag Transaction) shall deliver to the Members the consideration for the Shares purchased by it and (z) the parties to the Drag Transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate; provided, however, that, notwithstanding anything to the contrary in these Articles, none of the Members shall be obligated to make any representations, warranties, covenants or indemnities with respect to the business of the Company or any Subsidiary thereof in any document delivered in connection with such Drag Transaction, except that to the extent that the purchaser in such Drag Transaction requires, as a condition to such Drag Transaction, that a portion of the purchase price paid in such Drag Transaction be placed in escrow to secure the Company’s or the Member’s obligations arising from a breach of its representations and warranties in the definitive agreement governing such Drag Transaction, the Members shall participate in such escrow on a pro rata basis calculated based upon the amount of the purchase price paid to each such Member.

(3)	Notwithstanding anything in this Article 18(a)(vii) or anything to the contrary set forth in these Articles, the form and amount of consideration payable with respect to the Series A Convertible Preferred Shares in any Drag Transaction shall be determined and calculated based upon the rights and preferences of the Series A Convertible Preferred Shares as set forth in these Articles and nothing in these Articles shall in any way limit or derogate from the rights and preferences of the Series A Convertible Preferred Shares in connection with a Sale Transaction.

(b)	Involuntary Transfers.

(i)	Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the “Transferred Shares”) owned by any Member shall occur, then the Company and the General Atlantic Shareholders (unless such Member is the Member transferring the Transferred Shares) (for the purpose of Article 18(b), each, a “Rightholder” and collectively, the “Rightholders”) shall have the same rights as specified in Articles 18(a)(ii) and 18(a)(iii), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Shareholder and shall be governed by Article 18(a) except that (1) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Rightholders of the date of receipt of such notice), (2) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Member who suffered or will suffer the Involuntary Transfer and (3) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing Rightholders purchasing a majority of the Transferred Shares, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value (as defined in Article 18(b)(ii)) thereof as determined in accordance with Article 18(b)(ii).

(ii)	Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Article 18(b)(i) hereof, then the Company or the Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value thereof. The Fair Value of the Transferred Shares shall be determined by a panel of three independent appraisers, which shall be internationally recognized investment banking firms or internationally recognized experts experienced in the valuation of corporations engaged in the business conducted by the Company. Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing Rightholders jointly (in the case of a purchase by the Company and Rightholders), as the case may be, shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors or the purchasing Rightholders or both, as the case may be, fails to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, designate a mutually acceptable third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determinations of two appraisers are equally close to the determination of the third appraiser, then the Fair Value of the Transferred Shares shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Rightholders. The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it, and the Company or the purchasing Rightholders (if both the Company and the purchasing Rightholders), or the purchasing Rightholders (if the Company is not purchasing any Transferred Shares) for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors or the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), as the case may be. The Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be, shall each share half the fees and expenses of the appraiser designated by the appraisers. For purposes of this Article 18(b)(ii), the “Fair Value” of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Article 18(b)(ii) based upon all considerations that the appraisers determine to be relevant. All expenses to be shared by the Company and the purchasing Rightholders, or among the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), shall be shared in proportion to the number of Shares purchased.

(iii)	Closing. The closing of any purchase under this Article 18(b) shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (1) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be, in accordance with Article 18(b)(i)(3), or (2) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Article 18(b)(ii), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Article 18(b), duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising under the Shareholders’ Agreement) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares. The Company or each Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(iv)	General. In the event that the provisions of this Article 18(b) shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Rightholders shall have the rights specified in Article 18(a)(ii) and Article 18(a)(iii), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Shareholder for purposes of Article 18(a) of these Articles and shall be bound by the provisions of Article 18(a) and other related provisions of these Articles.

19.	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

20.	Subject to the provisions of the Statute and these Articles (including, for the avoidance of doubt, Schedule A hereto), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including, for the avoidance of doubt, Schedule A hereto), the redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares.

21.	Subject to the provisions of the Statute and these Articles including without limitation Article 6(c) of Schedule A, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

22.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute and these Articles, including out of capital.

23.	The Directors of the Company may effect a conversion of Shares that are issued upon terms that they are convertible into Ordinary Shares in any manner available under applicable law including redeeming or repurchasing such Shares convertible into Ordinary Shares and applying the proceeds thereof towards payment for such Ordinary Shares.

VARIATION OF RIGHTS OF SHARES

24.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied, subject to the provisions of these Articles, with such consent as is required in accordance with the terms of that class (in connection with any specified action or generally); provided that, where the terms of a class do not specify any particular consent (in connection with any specified action or generally), the rights attached to such class may only be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that class.

25.	Subject to the terms of the relevant class, the provisions of these Articles relating to general meetings shall apply to every such separate meeting of the holders of one class of Shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

26.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

27.	The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28.	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder. Notwithstanding the foregoing, (i) a Member may be designated as trustee or as the general partner of a partnership in the Register of Members (and such designation may also identify the relevant trust or partnership), but such designation shall be for identification purposes only, and neither the Company nor any transferee of any Shares so held shall be bound to enquire as to the terms of the trust upon which such Shares are held, and may deal with such registered Member as if he was the absolute beneficial owner of such Shares, and (ii) the Company shall be entitled to recognise interests by acknowledging such interests in writing to the holder thereof and may be bound by the terms and conditions contained in any such acknowledgement in accordance with the general law.

LIEN ON SHARES

29.	Subject to the provisions of these Articles, if any Shares are not fully paid-up, then the Company shall have a first and paramount lien on all such Shares registered in the name of a Member (whether solely or jointly with others) that are not fully paid-up for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article, save that notwithstanding the foregoing or any other provision of these Articles, the Company’s lien on a Share that is not fully paid-up shall only extend to the amount payable in respect of that Share. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.

30.	Subject to the provisions of these Articles, the Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

31.	To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32.	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALL ON SHARES

33.	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made. Notwithstanding the foregoing or anything to the contrary set forth in these Articles, for the avoidance of doubt, in no event may the Directors make calls upon any Member in respect of any Shares that are fully paid, and no Member shall have any obligation to pay any amounts to the Company if such Member’s Shares are fully paid.

34.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

35.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

37.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

38.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

39.	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

40.	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

41.	If a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

42.	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

43.	A forfeited Share may, subject to the provisions of these Articles, be sold, re-allotted or otherwise disposed of and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

44.	A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

45.	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

46.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

47.	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only Persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

48.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (any such Person being deemed to be an Involuntary Transferee for the purposes of Article 18(b)) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him as the transferee (any such Person being deemed to be an Involuntary Transferee for the purposes of Article 18(b)). If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

49.	If the Person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

50.	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

50A.	For the avoidance of doubt, the provisions of Article 18(b) above shall apply to any Person or Share contemplated by Articles 47 to 50 inclusive above, and in the event of any conflict between the provisions of Article 18(b) above on the one hand and Articles 47 to 50 inclusive above on the other hand, the provisions of Article 18(b) shall prevail.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

51.	Subject to the provisions of these Articles and in particular but without limitation Article 6(c) of Schedule A hereto, the Company may by Ordinary Resolution:

(a)	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(d)	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

52.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

53.	Subject to the provisions of the Statute and the provisions of these Articles and in particular but without limitation Article 6(c) of Schedule A hereto, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

54.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

55.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

56.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

57.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

58.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

59.	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

60.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

61.	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

62.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

63.	At least seven days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. in par value of the Shares giving that right.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

64.	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural Person by its duly authorised representative shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural Person) by a duly authorised representative.

65.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

66.	A resolution (including an Ordinary Resolution and a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

67.	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

68.	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

69.	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

70.	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

71.	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least five per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

72.	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

73.	The demand for a poll may be withdrawn.

74.	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

75.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

76.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

VOTES OF MEMBERS

77.	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural Person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

78.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

79.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

80.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

81.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

82.	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

83.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

84.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

85.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 24 hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 24 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

86.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

87.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

88.	Any corporation or other non-natural Person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

89.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

90.	There shall be a board of Directors consisting of nine Directors, of whom one shall be the Series A Director.

POWERS OF DIRECTORS

91.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Ordinary Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

92.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

93.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

94.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

95.	The Company may by Ordinary Resolution appoint any Person to be a Director and may by Ordinary Resolution remove any Director, provided that (i) the Series A Director may not be removed except as provided in Section 6(b) of Schedule A and (ii) if at any time the Controlling Series A Shareholder notifies the other Members of its wish to remove at any time and for any reason (or no reason) a Series A Director, then each Member shall vote all of its Shares so as to remove such Series A Director.

96.	The Directors may appoint any Person to be a Director to fill a vacancy provided that if at any time, the office of a Series A Director is vacated, then the Controlling Series A Shareholder shall designate an individual who shall be elected to fill the vacancy until the next general meeting.

VACATION OF OFFICE OF DIRECTOR

97.	The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	if he is found to be or becomes of unsound mind; or

(e)	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

98.	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director, save that a quorum must include the Series A Director. A Person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum.

99.	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Subject to the provisions of these Articles, questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

100.	A Person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

101.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

102.	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

103.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may, subject to Article 96, act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

104.	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

105.	All acts done by any meeting of the Directors or of a committee of Directors (including any Person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

106.	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

107.	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

108.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

109.	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

110.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

111.	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

112.	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

113.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

114.	The Company shall have a remuneration committee and an audit committee only. The audit committee shall include at least one Series A Director. Neither the Company nor the Directors shall delegate any rights or obligations to any committee of the Directors without the prior written consent of the Controlling Series A Shareholder. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

115.	Subject to Article 114, the Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

116.	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

117.	The Directors may by power of attorney or otherwise appoint any Person, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

118.	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

119.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

120.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

121.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

122.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

123.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

124.	A Director shall not be required to hold Shares.

REMUNERATION OF DIRECTORS

125.	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors or the remuneration committee shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

126.	The Directors or the remuneration committee may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

127.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

128.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

129.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

130.	Subject to the Statute and these Articles, including without limitation Article 6(c) of Schedule A, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

131.	Except as otherwise provided by the rights attached to Shares, including without limitation Article 3 of Schedule A, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

132.	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls in respect of monies unpaid on Shares.

133.	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

134.	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

135.	No Dividend or distribution shall bear interest against the Company.

136.	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

137.	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

138.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

139.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

140.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

141.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

142.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

143.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

144.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by registered or certified first class mail, return receipt requested, telecopier or commercial courier service to him or to his address as shown in the Register of Members.

145.	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received five (5) Business Days following the day on which the notice was posted. Where a notice is sent by commercial courier service, service of the notice shall be deemed to be effected by properly addressing and delivering such notice to the courier and shall be deemed to have been received on the day on which it was delivered to the recipient. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received when receipt is mechanically acknowledged.

146.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

147.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

WINDING UP

148.	Subject to the provisions of these Articles, if the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. Subject to the provisions of these Articles, if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions including without limitation Article 4 of Schedule A.

149.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions including without limitation Article 4 of Schedule A.

INDEMNITY

150.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere, unless the same shall be incurred or sustained through his own fraud.

151.	No such Director, alternate Director, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own fraud.

FINANCIAL YEAR

152.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

153.	The Company shall, subject to the provisions of the Statute and with the approval of an Ordinary Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

MISCELLANEOUS

154.	The provisions attached hereto as Schedule A are incorporated herein as if set out in full in the main body of these Articles.

155.	In the event of any conflict between the provisions of Articles 1-153 and Schedule A, Schedule A shall prevail.

Schedule A